Board Member Grant
ALLEGIANT TRAVEL COMPANY
RESTRICTED STOCK
AGREEMENT

This Restricted Stock Agreement (the “Agreement”) is made as of the [Grant Date] (“Date of Grant”) between Allegiant Travel Company, a Nevada corporation (the “Company”) and [Participant Name] (“Grantee”).

1.LONG- TERM INCENTIVE PLAN. The restricted stock granted under this Agreement shall be subject to the terms, conditions and restrictions of the Allegiant Travel Company 2022 Long-Term Incentive Plan (the “Plan”). A copy of the Plan is available to Grantee upon request and is incorporated in this Agreement by this reference. Terms used in this Agreement that are defined in the Plan shall have the same meaning as in the Plan, unless the text of this Agreement clearly indicates otherwise.

2.RESTRICTED STOCK AWARDS.

A.The Company hereby grants to Grantee a total of [Number of Shares Granted] shares of the Company’s Common Stock (the “Restricted Stock”) subject to the terms and conditions set forth below.

B.Grantee will receive a certificate identifying the number of shares of common stock issued to the Grantee as Restricted Stock.

C.The Restricted Stock has been awarded as compensation to the Grantee for services to be rendered as a Director of the Company over the vesting period provided for herein.

D.This Agreement sets forth the terms, conditions and restrictions applicable to the Restricted Stock granted to Grantee.

3.RESTRICTIONS.

A.The Restricted Stock has been awarded to the Grantee subject to the transfer and forfeiture conditions set forth in Paragraph C below (the “Restrictions”) which shall lapse, if at all, as described in Section 4 below. For purposes of this Award, the term Restricted Stock includes any additional shares of stock granted to the Grantee with respect to any Restricted Stock (e.g., shares issued upon a stock dividend or stock split) prior to the vesting of the Restricted Stock.

B.Grantee may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer (a “transfer”) any of the Restricted Stock prior to vesting as provided in Section 4 below. Any transfer or attempted transfer prior to such time shall be null and void and of no effect whatsoever.

C.If the Grantee’s service as a Director of the Company terminates prior to the vesting of all Restricted Stock of the Grantee for any reason other than as set forth in Section 4 below, then the Grantee shall forfeit all of the Grantee’s right, title and interest in and to the Restricted Stock not vested as of the date of such termination and such Restricted Stock shall be reconveyed to the Company as of the date of such termination without further consideration or any act or action by the Grantee.

D.The Restrictions imposed under this Section 3 shall apply to all shares of the Company’s common stock or other securities issued with respect to Restricted Stock hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the common stock of the Company which occurs prior to the vesting of the Restricted Stock.

4.EXPIRATION AND TERMINATION OF RESTRICTIONS. The Restrictions imposed under Section 3 above will expire and vesting of the Restricted Stock shall be as follows:

On [the first anniversary date], the Restrictions will expire with respect to all of the Restricted Stock of the Grantee not forfeited prior to that date.

Notwithstanding anything herein to the contrary, all Restricted Stock of a Grantee shall become fully vested upon the Grantee’s death or total disability or upon a “Change of Control” of the Company. Total disability shall be defined as a physician certified disability which permanently or indefinitely renders the Grantee unable to perform his usual duties for the Company.

For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if at any time after the date this Agreement is signed: (i) by any method, transaction or series of related transactions, more than 50% of the outstanding shares of Company or beneficial ownership thereof are acquired within a period of one year by a person or group (as defined in Section 13(d) of the Securities Exchange Act of 1934) other than the members of Company’s Board, those persons who were more than 5% owners of the Company prior to the date of this Agreement, employees of the Company and any of their immediate family members and affiliates; (ii) there is a merger or consolidation of the Company in which the Company is not the continuing or surviving entity or in which the stockholders of the Company immediately before such transaction do not own in the aggregate at least 50% of the outstanding voting shares of the continuing or surviving entity immediately after such transaction; (iii) there is a merger or consolidation of the Company pursuant to which the Company’s shares are converted into cash, securities or other property; or (iv) the Company sells, leases or exchanges all or substantially all of its assets or the Company’s stockholders approve the liquidation or dissolution of the Company.

5.ADJUSTMENTS. If the number of outstanding shares of common stock of the Company is changed as a result of a stock dividend, stock split or the like without additional consideration to the Company, the number of shares of Restricted Stock under this Agreement shall be adjusted to correspond to the change in the outstanding shares of the Company’s common stock.

6.VOTING AND DIVIDENDS. Subject to the restrictions contained in Section 3 hereof, the Grantee shall have all rights of a stockholder of the Company with respect to the Grantee’s Restricted Stock, including the right to vote the shares of the Grantee’s Restricted Stock and the right to receive any cash or stock dividends, including dividends of stock of a company other than the Company.

Cash dividends shall be paid to the Grantee regardless of whether the Restricted Stock is fully vested unless the cash dividend has been determined to be an extraordinary dividend by the Board of Directors.

Stock dividends issued with respect to the Grantee’s Restricted Stock shall be treated as additional shares of the Grantee’s Restricted Stock (even if they are shares of a company other than the Company) that are subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued.

If there is an extraordinary cash dividend or if a dividend is paid in property other than cash or stock, the Grantee will be credited with the amount of such extraordinary cash dividend or property which would have been received had the Grantee owned a number of shares of common stock equal to the number of shares of Restricted Stock credited to his account. The extraordinary cash dividend or property so credited will be subject to the same restrictions and other terms and conditions applicable to the Restricted Stock under this Agreement and will be disbursed to the Grantee in kind simultaneously with the Restricted Stock to which such extraordinary cash dividend or property relates.

7.DELIVERY OF SHARES. The shares of Restricted Stock of the Grantee will be issued in the name of the Grantee as Restricted Stock and will be held by the Company prior to vesting in certificated or uncertificated form. If a certificate for Restricted Stock is issued prior to vesting, such certificate shall be registered in the name of the Grantee and shall bear a legend in substantially the following form:

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Restricted Stock Agreement dated [Grant Date], between the registered owner of the shares represented hereby and Allegiant Travel

Company. Release from such terms and conditions shall be made only in accordance with the provisions of such Agreement, copies of which are on file in the office of Allegiant Travel Company.”

Upon request from the Company, the Grantee shall deposit with the Company a stock power, or powers, executed in blank and sufficient to reconvey the Restricted Stock to the Company upon any forfeiture of the Restricted Stock (or a portion thereof), in accordance with the provisions of this Agreement. Upon vesting of any Restricted Stock, any stock certificates and stock powers relating to such vested Restricted Stock shall be released to the Grantee upon request.

8.WITHHOLDING TAXES. The Company is entitled to withhold an amount equal to the Company’s required minimum statutory withholding taxes (if any) for the respective tax jurisdiction attributable to any share of common stock or property deliverable in connection with the Restricted Stock. Grantee may satisfy any withholding obligation in whole or in part by electing to have the Company retain shares of the Restricted Stock having a Fair Market Value on the date of vesting equal to the minimum amount to be withheld. Fair Market Value for this purpose shall be the closing price for a share of the Company’s common stock on the last trading day before the date of vesting.

9.OTHER RIGHTS. The grant of Restricted Stock does not confer upon Grantee any right to continue on the Board of Directors of the Company and does not interfere with the right of the Company to terminate Grantee’s service on the Board at any time in accordance with the Company’s By-Laws.

10.CLAWBACK AGREEMENT. In accordance with the Company’s clawback policy applicable to executive officers of the Company, in the event Grantee is an executive officer of the Company, then Grantee hereby agrees to reimburse the Company for all or any portion of any bonuses or incentive or equity-based compensation if the Compensation Committee of the Company’s Board of Directors in good faith determines: (a) the payment or grant was based on the achievement of certain financial results that were subsequently the subject of a material financial restatement (other than as a result of a change in accounting principles) and a lower payment or award would have occurred based upon the restated financial results; or (b) Grantee engaged in fraud or intentional misconduct related to the Company or its business. In each such instance, the Company will, to the extent practicable and allowable under applicable law, require reimbursement of any bonus or incentive or equity based compensation awarded or effect the cancellation of any unvested or deferred stock awards previously granted to Grantee in the amount by which Grantee’s bonus or incentive or equity based compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results, or such other amount as determined by the Compensation Committee, provided that the Company will not be entitled to recover bonuses or incentive or equity based compensation paid more than three years prior to the date the applicable restatement is disclosed.

11.NOTICES. Any written notice under this Agreement shall be deemed given on the date that is three business days after it is sent by registered or certified mail, postage prepaid, addressed either to the Grantee at his address as indicated in the Company’s employment records or to the Company at its principal office. Any notice may be sent using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail) but no such notice shall be deemed to have been duly given unless and until it is actually received by the intended recipient.

12.NONTRANSFERABILITY. This Agreement and all rights hereunder are nontransferable and nonassignable by the Grantee, other than by the last will and testament of Grantee or the laws of descent and distribution, unless the Company consents thereto in writing. Any transfer or attempted transfer except pursuant to the preceding sentence shall be null and void and of no effect whatsoever.

13.SECTION 83(b) ELECTION. Grantee may make an election to be taxed upon the grant of his Restricted Stock under Section 83(b) of the Internal Revenue Code of 1986, as amended. To effect such election, the Grantee must file an appropriate election with the Internal Revenue Service within thirty (30) days after the grant of the Restricted Stock and otherwise in accordance with the applicable Treasury Regulations.

14.AMENDMENT. This Agreement may not be amended except by a writing signed by the Company and Grantee.

15.HEIRS AND SUCCESSORS. Subject to Section 12 above, this Agreement and all terms and conditions hereof shall be binding upon the Company and its successors and assigns, and upon the Grantee and their heirs, legatees and legal representatives.

16.INTERPRETATION. Any issues of interpretation of any provision of this Agreement shall be resolved by the Compensation Committee of the Board of Directors of the Company.

17.SEVERABILITY. The provisions of this Agreement, and of each separate section and subsection, are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

18.GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed according to the internal law and not the law of conflicts of the State of Nevada.

19.WAIVER. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or any other provision hereof.

20.DEEMED SIGNATURE; COUNTERPARTS. It is contemplated that the Grantee will confirm his/her acceptance of the restricted stock grant evidenced hereby and the terms of this Agreement by logging onto the Plan administrator’s website and electronically indicating his/her acceptance. As the Grantee’s information on the Plan administrator’s website is password protected, such acceptance shall be deemed to be the Grantee’s acceptance absent Grantee’s ability to establish that he/she did not accept this Agreement and that whoever indicated such acceptance did so without the Grantee’s knowledge or acquiescence. Further, the acceptance by Grantee of any benefits from the ownership of stock granted under this Agreement (whether by voting the Restricted Stock, accepting dividends on the Restricted Stock, selling any shares of Restricted Stock or otherwise) shall also be deemed a confirmation by Grantee of his/her intent to be bound by the terms of this Agreement. If this Agreement is physically signed (which is not required), then it may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document, and all counterparts shall be construed together and shall constitute one instrument. If this Agreement is physically signed (which is not required), this Agreement may be executed by any party by delivery of a facsimile or pdf signature, which signature shall have the same force as an original signature. Any party which delivers a facsimile or pdf signature shall promptly thereafter deliver an originally executed signature to the other parties; provided, however, that the failure to deliver an original signature page shall not affect the validity of any signature delivered by facsimile or pdf. A facsimile, pdf or photocopied signature shall be deemed to be the functional equivalent of an original for all purposes.

IN WITNESS WHEREOF, the Company has executed this Agreement as of day and year first above written.

ALLEGIANT TRAVEL COMPANY

By: _______________________________

Its: _______________________________

The undersigned Grantee hereby accepts, and agrees to, all terms and provisions of the foregoing Award.

Name:[Participant Name]

Signature: [Signed Electronically]

Date: [Acceptance Date]